Exhibit 10.8
FIRST AMENDMENT TO LEASE
     This Amendment to Lease (“Amendment”) is made and entered into as of the 16th day of August, 2005 by and between STOCKBRIDGE/MCC-CHINA BASIN L.L.C., a Delaware limited liability company (“Landlord”), and LOOPNET, a California corporation (“Tenant”).
R E C I T A L S :
     A. PWREF/MCC China Basin L.L.C., predecessor-in-interest to Landlord, and Tenant entered into that certain Office Lease, dated January 8, 2003 (the “Lease”) pertaining to the lease of approximately 15,759 rentable square feet of space (the “Existing Premises”) designated as Suite 4000, located on the fourth (4th) floor of the building located at 185 Berry Street, San Francisco, California (the “Building”) as set forth more particularly in the Lease.
     B. Landlord and Tenant desire to expand the Existing Premises to include that certain space consisting of approximately 4,180 rentable square feet of space designated as Suite 4100 and located on the fourth (4th) floor of the Building (the “Additional Premises”), as delineated on Exhibit A attached hereto and made a part hereof, and to make other modifications to the Lease, all as hereinafter provided.
     C. The parties desire to amend the Lease on the terms and conditions set forth in this Amendment.
A G R E E M E N T :
     NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
     1. Terms. All undefined terms when used herein shall have the same respective meanings as are given such terms in the Lease unless expressly provided otherwise in this Amendment.
     2. Additional Premises. Effective as of the “Additional Premises Commencement Date,” as that term is defined in Section 3 below, Tenant shall lease from Landlord and Landlord shall lease to Tenant the Additional Premises. Consequently, effective upon the Additional Premises Commencement Date, the Premises shall include the Additional Premises, and all references in the Lease to the “Premises” shall mean the Existing Premises and the Additional Premises collectively. Landlord and Tenant hereby stipulate and agree that the rentable area of the Additional Premises is as set forth in Recital B of this Amendment, and such square footage shall not be subject to remeasurement or modification.
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     3. Term. The term of Tenant’s lease of the Additional Premises shall commence upon the earlier to occur of (i) the date Tenant commences to conduct business in the Additional Premises, and (ii) the date of the “Substantial Completion,” of the “Tenant Improvements,” as those terms are defined in Section 5 and Section 1 of the Tenant Work Letter attached as Exhibit B, below, respectively (the “Additional Premises Commencement Date”) and shall expire coterminously with the term of Tenant’s lease of the Existing Premises, on the Termination Date (May 31, 2008), unless sooner terminated or extended as provided in the Lease, as amended hereby. The period of time commencing on the Additional Premises Commencement Date and terminating on the Termination Date shall be referred to herein as the “Additional Premises Term.”
     4. Base Rent. Tenant shall continue to pay monthly Base Rent for the Existing Premises in accordance with the terms of the Lease. Commencing on the Additional Premises Commencement Date and continuing throughout the Additional Premises Term, Tenant shall pay Base Rent for the Additional Premises in the following amounts, which payments shall be made in accordance with the terms of the Lease.

Period of Additional	Annual Base	Monthly Base	Annual Base Rent Per
Premises Term	Rent	Rent	Rentable Square Foot
9/1/05 — 2/28/06	$114,950.00	$9,579.17	$27.50

3/1/06 — 2/28/07	$119,130.00	$9,927.50	$28.50

3/1/07 — 5/31/08	$123,310.00	$10,275.83	$29.50
     5. Tenant’s Share of Direct Expenses. Tenant shall continue to pay Tenant’s Share of Direct Expenses for the Existing Premises in accordance with the terms of the Lease. Commencing on the Additional Premises Commencement Date and continuing throughout the Additional Premises Term, Tenant shall pay Tenant’s Share of Direct Expenses for the Additional Premises in accordance with the terms of the Lease; provided, however, that with respect to the Additional Premises only, (i) the Base Year shall be the calendar year 2005, and (ii) Tenant’s Share shall equal 0.57%.
     6. Condition of the Premises. Tenant hereby acknowledges and agrees that Tenant is currently in occupancy of the Premises and accordingly, except as provided herein, Tenant shall continue to accept the Premises in its presently existing, “as-is” condition. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, or with respect to the suitability of the Premises for the conduct of Tenant’s business. Notwithstanding the foregoing,
     7. Security Deposit. Notwithstanding anything in the Lease, as amended hereby, to the contrary, the security deposit held by Landlord in connection with Tenant’s lease of the Premises (the “Security Deposit”) shall equal Eighty-Two Thousand Two Hundred Seventy-Five and 83/100 Dollars ($82,275.83). Landlord and Tenant acknowledge that Landlord is currently holding Seventy-Two Thousand and No/100 Dollars ($72,000.00) as a security deposit (the “Existing Security Deposit”) in connection with Tenant’s lease of the Existing Premises. To the extent the Existing Security Deposit is not used, applied or retained by Landlord with respect to
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the Existing Premises, Landlord shall apply the Existing Security Deposit to the Security Deposit. Concurrently with Tenant’s execution of this Second Amendment, Tenant shall deposit with Landlord an amount equal to Ten Thousand Two Hundred Seventy-Five and 83/100 Dollars ($10,275.83) (the “Additional Security Deposit”) to be held by Landlord as an additional part of the Security Deposit. Landlord shall hold the Security Deposit pursuant to the terms of the Lease, as amended.
     8. Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent other than McCarthy Cook & Company (the “Broker”) in connection with the negotiation of this Amendment and that they know of no real estate broker or agent who is entitled to a commission in connection with this Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying parry’s dealings with any real estate broker or agent other than the Broker. The terms of this Section 8 shall survive the expiration or earlier termination of this Amendment.
     9. No Further Modification. Except as specifically set forth in this Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect. In the event of any conflict between the terms and conditions of the Lease and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall prevail.
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          IN WITNESS WHEREOF, Landlord and Tenant have caused this Amendment to be executed on the day and date first above written.

“LANDLORD”:

STOCKBRIDGE/MCC-CHINA BASIN L.L.C.,
a Delaware limited liability company

By: /s/ [ILLEGIBLE]

Its: Authorized Representative

By:

Its:

“TENANT”:

LOOPNET,
a California corporation

By: /s/ Brent Stumme

Its: CFO

By:

Its:

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EXHIBIT A
OUTLINE OF ADDITIONAL PREMISES
LOOPNET EXPANSION DEMOLITION PLAN - 4100
7/14/05	N.T.S.
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EXHIBIT B
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TENANT WORK LETTER
     This Tenant Work Letter shall set forth the terms and conditions relating to the construction of the tenant improvements in the Additional Premises. This Tenant Work Letter is essentially organized chronologically and addresses the issues of the construction of the Additional Premises, in sequence, as such issues will arise during the actual construction of the Additional Premises. All references in this Tenant Work Letter to Sections of “this Tenant Work Letter” shall mean the relevant portion of Sections 1 through 6 of this Tenant Work Letter.
SECTION 1
CONSTRUCTION DRAWINGS FOR THE ADDITIONAL PREMISES
     Landlord shall construct the improvements in the Additional Premises (the “Tenant Improvements”) pursuant to that certain plan attached as an Exhibit B-l (the “Approved Working Drawings”). Tenant shall make no changes or modifications to the attached Exhibit B-1 without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole discretion if such change or modification would increase the cost of designing or constructing the Tenant Improvements.
SECTION 2
OVER-ALLOWANCE AMOUNT
     Upon Tenant’s execution of this Amendment, Tenant shall deliver to Landlord cash in an amount equal to Five Thousand and No/100 Dollars ($5,000.00). In addition, within ten (10) days following the Additional Premises Commencement Date, Tenant shall deliver to Landlord cash in an amount equal to Five Thousand and No/100 Dollars ($5,000.00). The Ten Thousand and No/100 Dollars ($10,000.00) payable by Tenant in accordance with the terms of this Section 2 shall be collectively referred to herein as the “Over-Allowance Amount.” In the event that after Tenant’s execution of this Amendment, any revisions, changes, or substitutions shall be made to the Approved Working Drawings or the Tenant Improvements, any additional costs which arise in connection with such revisions, changes or substitutions shall be paid by Tenant to Landlord immediately upon Landlord’s request as an addition to the Over-Allowance Amount.
SECTION 3
CONTRACTOR’S WARRANTIES AND GUARANTIES
     Landlord hereby assigns to Tenant all warranties and guaranties by the contractor who constructs the Tenant Improvements (the “Contractor”) relating to the Tenant Improvements, and Tenant hereby waives all claims against Landlord relating to, or, arising out of the construction of, the Tenant Improvements.
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SECTION 4
INTENTIONALLY DELETED
SECTION 5
SUBSTANTIAL COMPLETION OF THE TENANT IMPROVEMENTS
     For purposes of this Amendment, “Substantial Completion” of the Additional Premises shall occur upon the completion of construction of the Tenant Improvements in the Additional Premises pursuant to the Approved Working Drawings, with the exception of any punch list items and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant or under the supervision of Contractor.
SECTION 6
MISCELLANEOUS
     6.1 Tenant’s Entry Into the Premises Prior to Substantial Completion. Provided that Tenant and its agents do not interfere with Contractor’s work in the Building and the Additional Premises, Contractor shall allow Tenant access to the Additional Premises prior to the Substantial Completion of the Additional Premises for the purpose of Tenant installing overstandard equipment or fixtures (including Tenant’s data and telephone equipment) in the Additional Premises. Prior to Tenant’s entry into the Premises as permitted by the terms of this Section 6.1, Tenant shall submit a schedule to Landlord and Contractor, for their approval, which schedule shall detail the timing and purpose of Tenant’s entry. Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Building or Additional Premises and against injury to any persons caused by Tenant’s actions pursuant to this Section 6.1.
     6.2 Freight Elevators. Landlord shall, consistent with its obligations to other tenants of the Building, make the freight elevator reasonably available to Tenant in connection with initial decorating, furnishing and moving into the Premises.
     6.3 Tenant’s Representative. Tenant has designated Richard Boyle as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.
     6.4 Landlord’s Representative. Landlord has designated General Manager as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.
     6.5 Tenant’s Agents. All subcontractors, laborers, materialmen, and suppliers retained directly by Tenant shall all be union labor in compliance with the then existing master labor agreements.
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     6.6 Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. In all instances where Tenant is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period, at Landlord’s sole option, at the end of such period the item shall automatically be deemed approved or delivered by Tenant and the next succeeding time period shall commence.
     6.7 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in this Amendment, if an event of default as described in the Lease, as amended, or a default by Tenant under this Tenant Work Letter, has occurred at any time on or before the Substantial Completion of the Additional Premises, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, as amended, Landlord shall have the right to cause Contractor to cease the construction of the Additional Premises (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Premises caused by such work stoppage as set forth in Section 5 of this Tenant Work Letter), and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease, as amended.
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EXHIBIT B-l
LANDLORD IMPROVEMENTS TO ADDITIONAL PREMISES
WHARFSIDE BUILDING — KEY PLAN
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